EXHIBIT 99.1

City National Prices Preferred Stock Offering

LOS ANGELES, Nov. 5, 2012 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN), the parent company of wholly owned City National Bank, today priced a public offering of $175 million in 5.50 percent non-cumulative perpetual preferred stock, which qualifies as Tier 1 capital.

The company is offering 7 million depositary shares at a price of $25 per share. Each depositary share represents a 1/40th interest in a share of its Series C preferred stock. Net proceeds will be used for general corporate purposes, including debt repayment. The offering is expected to close on or about November 13, 2012, subject to customary closing conditions.

"City National is taking advantage of favorable market conditions to issue preferred stock," said Chief Executive Officer Russell Goldsmith. "In light of the company's robust growth in loans and deposits over the past four years as well as its two recent acquisitions, we want to further enhance our strong capital ratios, which already significantly exceed regulatory minimums, and expand our capacity and flexibility for future growth."

Goldman, Sachs & Co. and J.P. Morgan were joint book-running managers for the transaction. Co-managers were RBC Capital Markets; Keefe, Bruyette & Woods, Inc.; Sandler O'Neill + Partners, L.P.; and Wedbush Securities.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities of City National, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. City National has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (SEC) for the offering to which this communication relates and will file a final prospectus supplement relating to the offering. Prospective investors should read the registration statement including the base prospectus, the preliminary prospectus supplement and final prospectus supplement (when available) and the other documents City National has filed with the SEC for more complete information about City National and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, investors may obtain a copy of the prospectus supplement and accompanying base prospectus by contacting Goldman, Sachs & Co. (Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866.471.2526; facsimile: 212.902.9316; or email: prospectus-ny@ny.email.gs.com) or J.P. Morgan (Attention: Investment Grade Syndicate Desk, telephone: 212.834.4533).

About City National

City National Bank is the wholly owned subsidiary of City National Corporation. It is backed by $26.3 billion in total assets, and provides banking, investment and trust services through 78 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. The company and its investment affiliates manage or administer $56.7 billion in client investment assets, including $38.0 billion under direct management.

The City National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3142

Forward-Looking Statements

This news release contains forward-looking statements about the company, for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

A number of factors, many of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements.  These factors include: (1) changes in general economic, political, or industry conditions and the related credit and market conditions and the impact they have on the company and its customers, including changes in consumer spending, borrowing and savings habits; (2) the impact on financial markets and the economy of the level of U.S. and European debt; (3) the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; (4) continued delay in the pace of economic recovery and continued stagnant or decreasing employment levels, including the potential adverse impact on the economy generally of the pending combination of expiring tax cuts and mandatory reductions in federal spending at the end of 2012, referred to as the "fiscal cliff"; (5) the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations to be promulgated by supervisory and oversight agencies implementing the new legislation, taking into account that the precise timing, extent and nature of such rules and regulations and the impact on the company is uncertain; (6) the impact of revised capital requirements under Basel III; (7) significant changes in applicable laws and regulations, including those concerning taxes, banking and securities; (8) volatility in the municipal bond market; (9) changes in the level of nonperforming assets, charge-offs, other real estate owned and provision expense; (10) incorrect assumptions in the value of the loans acquired in FDIC-assisted acquisitions resulting in greater than anticipated losses in the acquired loan portfolios exceeding the losses covered by the loss-sharing agreements with the FDIC; (11) changes in inflation, interest rates, and market liquidity which may impact interest margins and impact funding sources; (12) adequacy of the company's enterprise risk management framework; (13) the company's ability to attract new employees and retain and motivate existing employees; (14) increased competition in the company's markets and our ability to increase market share and control expenses; (15) changes in the financial performance and/or condition of the company's borrowers, including adverse impact on loan utilization rates, delinquencies, defaults and customers' ability to meet certain credit obligations, changes in customers' suppliers, and other counterparties' performance and creditworthiness; (16) a substantial and permanent loss of either client accounts and/or assets under management at the company's investment advisory affiliates or its wealth management division; (17) soundness of other financial institutions which could adversely affect the company; (18) protracted labor disputes in the company's markets; (19) the impact of natural disasters, terrorist activities or international hostilities on the operations of our business or the value of collateral; (20) the effect of acquisitions and integration of acquired businesses and de novo branching efforts; (21) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; (22) the impact of cyber security attacks or other disruptions to the company's information systems and any resulting compromise of data or disruptions in service; and (23) the success of the company at managing the risks involved in the foregoing.

Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance, including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, please refer to the company's Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

CONTACT: Investor Contact:
         Christopher J. Carey, City National Corporation, 310.888.6777
         Chris.carey@cnb.com

         Media Contact:
         Cary Walker, City National Corporation, 213.673.7615
         Cary.walker@cnb.com